CONTACTS:                  Rodney C. Sacks
                           Chairman and Chief Executive Officer
                           (951) 739-6200

                           Hilton H. Schlosberg
                           Vice Chairman
                           (951) 739-6200

                           Roger S. Pondel
                           PondelWilkinson Inc.
                           (310) 279-5980



                             Hansen Natural Reports
                    Record First Quarter Sales and Profits;

           --Net Sales Increase 91.7 percent, Net Income Quadruples

     CORONA, Calif., May 10, 2005 -- Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results, including sharp increases in sales and profits, for the first quarter ended March 31, 2005.

     Gross sales for the first quarter increased 90.3 percent to $73.7 million from $38.7 million a year earlier. Net sales for the first quarter increased
91.7 percent to $60.0 million from $31.3 million a year ago. Operating income for the first quarter quadrupled to $14.7 million from $3.6 million a year ago. Net income for the first quarter also quadrupled to $8.8 million, or $0.73 per diluted share, from $2.2 million or $0.19 per diluted share, last year.

     Rodney C. Sacks, chairman and chief executive officer, said the exceptional performance reflected record sales of Monster Energy(TM) drinks, including Lo-Carb Monster Energy(TM) drinks, as well as Monster Energy(TM) "Assault"(TM) energy drinks which were introduced in September 2004 and Lost(R) Energy drinks which were introduced in January 2004, as well as sales of Joker(TM) energy drinks in 16-ounce cans which were introduced in January 2005, and increases in sales, primarily of Hansen's(R) apple juice and juice blends, as well as Hansen's(R) children's multi-vitamin juice drinks in aseptic packaging. The increase in sales was also attributable, to a lesser extent, to sales of Rumba(TM) energy juice, which was introduced in December 2004.

     The sales increase was partially offset primarily by lower sales of Hansen's(R) Natural Sodas, Hansen's energy and functional drinks, Energade(R) energy sports drinks, E20 Energy Water(R) drinks and smoothies in cans.

     Gross profit as a percentage of net sales for the quarter increased to 50.5 percent, from 44.4 percent for the comparable 2004 quarter. Selling, general and administrative expense as a percentage of net sales decreased to 26.0 percent, from 32.7 percent in the previous year.

     Hansen Natural  Corporation  markets and  distributes  Hansen's(R)  Natural
Sodas, Signature Sodas, fruit juice and soy Smoothies, Energy drinks, Energade(R) energy sports drinks, E20 Energy Water(R), functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice(R) juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky(R) brand carbonated beverages, Monster Energy(TM) brand energy drinks, Lost(R) Energy(TM) brand energy drinks, Rumba(TM) brand energy juice and Joker(TM) brand energy drinks. Hansen can be found on the Web at www.hansens.com.

     Certain statements made in this announcement may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following:
Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing pressures, changes in the price and/or availability of raw materials for the company's products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company's products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company's products that they are carrying at any time. Management further notes that the company's plans and results may be affected by any change in the availability of the company's credit facilities and the actions of its creditors.

                           HANSEN NATURAL CORPORATION
                        Consolidated Statements of Income
               For the Three Months Ended March 31, 2005 and 2004

                                                 2005         2004
                                             ------------ ------------

GROSS SALES                                  $73,728,442  $38,740,927

LESS: Discounts, allowances and promotional
   payments                                   13,714,170    7,442,144
                                             ------------ ------------

NET SALES                                     60,014,272   31,298,783

COST OF SALES                                 29,684,954   17,390,962
                                             ------------ ------------

GROSS PROFIT                                  30,329,318   13,907,821

OPERATING EXPENSES:
     Selling, general and administrative      15,591,572   10,243,238
     Amortization of trademark licenses and
        trademarks                                14,246       20,096
                                             ------------ ------------

TOTAL OPERATING EXPENSES                      15,605,818   10,263,334
                                             ------------ ------------

OPERATING INCOME                              14,723,500    3,644,487

NET NONOPERATING (INCOME)/EXPENSE               (117,518)      10,614
                                             ------------ ------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                14,841,018    3,633,873

PROVISION FOR INCOME TAX                       5,996,305    1,450,592
                                             ------------ ------------

NET INCOME                                   $ 8,844,713  $ 2,183,281
                                             ============ ============

NET INCOME PER COMMON SHARE:
     Basic                                   $      0.81  $      0.21
                                             ============ ============
     Diluted                                 $      0.73  $      0.19
                                             ============ ============

NUMBER OF COMMON SHARES USED
  IN PER SHARE COMPUTATIONS:
     Basic                                    10,935,709   10,434,770
                                             ============ ============
     Diluted                                  12,060,833   11,463,633
                                             ============ ============